                                                                    EXHIBIT 10.7

                       EXECUTIVE EMPLOYMENT AGREEMENT


     THIS EXECUTIVE EMPLOYMENT AGREEMENT (the "Agreement") is made as of the 5th day of March, 1997 between J. Neil Smith, an individual resident of the State of Georgia ("Executive"), and Melita International Corporation, a Georgia corporation with its principal place of business located in Norcross, Georgia ("the Company").

     WHEREAS, the Company desires to employ Executive as the President and Chief Operating Officer of the Company, and Executive desires to accept said employment from the Company; and

     WHEREAS, the Company and Executive have agreed upon the terms and conditions of Executive's employment with the Company and the parties desire to express the terms and conditions in this employment agreement.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

1. EMPLOYMENT OF EXECUTIVE. The Company hereby employs Executive, and Executive hereby accepts such employment from the Company, under the terms of this Agreement for a period beginning on the Effective Date and terminating on July 31, 1999 (the "Term").

2. DUTIES. During the Term of this Agreement, Executive shall be employed as the President and the Chief Operating Officer of the Company. Executive's responsibilities as the President and Chief Operating Officer of the Company shall be to take such action to involve himself in the general overall and day to day management and operations of the Company in a manner as he and the Board of Directors of the Company (the "Board of Directors") from time to time deem appropriate under the circumstances.

3. BASE SALARY. Executive's base salary commencing on the Effective Date and during the Term of this Agreement shall be $225,000 per fiscal year (the "Base Salary"), which amount may be increased annually at the discretion of the Board of Directors. The Base Salary shall be paid to Executive by the Company monthly in arrears or in accordance with the Company's regular payroll practice as in effect from time to time.

4.   ANNUAL BONUS.

     Immediately following completion of each fiscal year of the Company and no later than four (4) months after such date, Executive shall receive, in addition to the Base Salary, an annual performance bonus as determined by the Board of Directors of up to $100,000 ("Annual Bonus").

5.   BENEFITS AND OTHER COMPENSATION.

     Commencing on the Effective Date of this Agreement and during the Term of this Agreement, the Company shall provide the benefits described below.

     (a) Management Stock Incentive Program. The Executive shall participate in the Company's stock option, stock purchase, or other stock incentive plan generally available to executive officers of the Company and shall be eligible for the grant of stock options, restricted stock and other awards thereunder. In addition, the Board of Directors shall annually consider the Executive's performance and determine if any additional bonus is appropriate for the
Executive.   Furthermore, the Company confirms that the Executive has received
450,000 stock options (the "IPO Options") under the Melita International Corporation 1992 Discounted Stock Option Plan (the "Stock Option Plan") to purchase, subject to the terms and conditions of the Plan, shares of the Company's common stock and that, in accordance with such plan and grant, all stock options granted by the Company to the Executive pursuant to the Stock Option Plan shall vest upon the occurrence of the Initial Public Offering. In accordance with the terms of the Stock Option Plan, no such IPO Options are exercisable by the Executive prior to 14 months after the Initial Public Offering.

     (b) Vacation. Executive shall have the right to vacation time in accordance with the vacation policy of the Company.

     (c) Medical Insurance and Other Benefits. The Company shall provide Executive with medical insurance coverage for Executive in accordance with the terms of the Company's medical insurance plan, if any, as it exists from time to time and shall provide Executive with coverage under all other employee benefit plans, programs and policies which the Company maintains from time to time for the benefit of its executive employees.

     (d) Expenses. Executive shall be reimbursed monthly by the Company for the ordinary and necessary business expenses incurred by him in the performance of his duties for the Company; provided that Executive shall first document said business expenses in the manner generally required by the Company under its standard employee business expense reimbursement policies and procedures.

6.   TERMINATION; TERM.

     (a) The term of this Agreement (the "Term") shall commence on the Effective Date and end on July 31, 1999. The term shall be automatically extended for successive two (2) year periods unless either party hereto delivers to the other party written notice at least three (3) months prior to the end of the Term of its desire to terminate this Agreement.

     (b) Notwithstanding the terms of Section 6 (a) hereof, This Agreement and the Executive's employment hereunder may be terminated as follows:

           (i) immediately, without any notice by or to either party hereto, upon the death of the Executive;

           (ii) immediately by the Company for the Disability of the Executive upon delivery by the Company to the Executive of a Notice of Termination;

           (iii) immediately by the Company for Cause upon delivery by the Company to the Executive of a Notice of Termination; or

           (iv) by the Executive for Good Reason upon delivery by the Executive to the Company of a Notice of Termination.

     (c) If the Executive's employment with the Company shall be terminated during the Term (i) by reason of the Executive's death, or (ii) by the Company for Disability or Cause, the Company shall pay to the Executive (or in the case of his death, the Executive's estate) within fifteen days after the Termination Date a lump sum cash payment equal to the Executive's Accrued Compensation. In addition, if the Company terminates the Executive's employment with the Company other than for Cause, the Company shall pay to the Executive within fifteen days after the Termination date a lump sum cash payment equal to the Executive's Base Salary plus the stock rights provided in Section 6 (d) (ii) hereof. In the event of termination of this Agreement by reason of the death or Disability of the Executive, he, his estate or legal representatives shall also be entitled to the stock rights set forth in Section 6 (d) (ii) hereof.

     (d) If the Executive's employment with the Company shall be terminated by Executive for Good Reason, in addition to other rights and remedies available in law or equity, the Executive shall be entitled to the following:

                (i) the Company shall pay the Executive a lump sum cash payment within fifteen days of the Termination Date of an amount equal to Executive's Base Salary;

                (ii) the restrictions on any outstanding incentive awards (including stock options) granted to the Executive under any of the Company's stock option, stock purchase or under any other incentive plan or arrangement shall lapse and all stock options and stock appreciation rights granted to the Executive and shall become 100% vested and immediately exercisable.

     (e) In the event the Executive resigns from his employment with the Company, other than for Good Reason pursuant to Section 6(b)(iv) hereof, or is terminated by the Company for Cause, then the Executive shall receive Accrued Compensation and all of the IPO Options according to the following schedule if such resignation occurs:

             (i) before July 1, 1997, 25% of the IPO Options shall be vested and exercisable and the Executive shall exercise only such amount and the balance shall not and cannot ever be exercised;

             (ii) as of July 1, 1997, 50% of the IPO Options shall be vested and exercisable and the Executive shall exercise only such amount and the balance shall not and cannot ever be exercised;

             (iii) as July 1, 1998, 75% of the IPO Options shall be vested and exercisable and the Executive shall exercise only such amount and the balance shall not and cannot ever be exercised; and

             (iv) as of July 1, 1999, 100% of the IPO Options shall be vested and exercisable.

     (f) The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Executive in any subsequent employment.

     (g) The severance pay and benefits provided for in this Section 6 shall be in lieu of any other severance pay to which the Executive may be entitled under any Company severance plan, program, practice or arrangement. The Executive's entitlement to any other compensation or benefits shall be determined in accordance with the Company's employee benefit plans and other applicable programs, policies and practices then in effect.

     (h) The benefits paid or provided herein shall be the only benefits paid to the Executive or his estate.

7. EXECUTIVE WORKS. Executive agrees that Executive will promptly disclose to the Company all Executive Works (defined below). Executive hereby irrevocably assigns to the Company all right, title and interest in and to any and all Executive Works, created by Executive at any time prior to Effective Date and Executive will execute, without requiring the Company to provide any further consideration therefor, such confirmatory assignments, instruments and documents as the Company deems necessary or desirable in order to effect such assignment. Executive further agrees that all Executive works created by him during the course of his employment by the Company are the sole property of the Company and hereby assigns such Executive Works to the Company, and Executive will execute, without requiring the Company to provide any further consideration therefor, such confirmatory assignments, instruments and documents as the Company deems necessary or desirable in order to effect such assignment. The term "Executive Works" as used in this Agreement means any and all works of authorship, inventions, discoveries, improvements, designs, techniques, and work product, whether or not patentable, and in whatever form, which are created, made, developed or reduced to practice, or caused to be created, made, developed or reduced to practice by Executive during the course of the Executive's employment by the Company, including all worldwide copyrights, trade secrets, patent rights, and all confidential, proprietary and property rights therein, and that relate in any way to the current or future business of the Company or that result from any work performed by Executive for the Company.

8. WORKS MADE FOR HIRE. The Company and Executive acknowledge that in the course of Executive's employment by the Company, Executive may have created, or may create, for the Company or its customers certain works of authorship. Such works may consist of manuals, documentation, pamphlets, instructional materials, videodisks, computer programs, user interfaces, tapes or other copyrightable material, or portions thereof, and may be created within or without the Company's facilities and before, during or after normal business hours. All such works related to or useful in the business of the Company are specifically intended to be works made for hire by Executive and owned by the Company or its customers, as applicable, and Executive shall cooperate with the Company in the protection of the Company or its customer's, as applicable, copyrights therein and, to the extent deemed desirable by the Company or its customers, as applicable, the registration of such copyrights.

9. PRODUCTS, NOTES, RECORDS AND SOFTWARE. All memoranda, notes, records and other documents and computer software made or compiled by Executive during the course of Executive's employment by the Company or made available to him during the course of his employment by the Company, including, without limitation, all customer data, billing information, service data, and other technical material, confidential information and trade secrets of the Company and its affiliates, shall be the Company's property and Executive shall deliver all such materials (and all copies thereof) to the Company within three (3) days after any termination of his employment with the Company.

10. NONDISCLOSURE. Executive acknowledges and agrees that during his employment by the Company, he has had, or will have, access to trade secrets and other confidential or proprietary information peculiar to the Company, the disclosure or use of which would injure the Company. Therefore, Executive agrees that he will not use, reveal, or divulge any such trade secrets if such use, revelation, or divulgence would violate the Georgia Trade Secrets Act of 1990, as amended. In addition, Executive agrees that during his employment by the Company and after any termination thereafter, he will not, directly or indirectly, use, reveal, or divulge any such confidential information, proprietary information or trade secrets. However, Executive shall not be required to keep confidential any trade secrets or confidential or proprietary information of the Company which is or becomes publicly available, is independently developed by Executive outside of the scope of his employment relationship with the Company, or is rightfully obtained from third parties.

11. NONCOMPETITION. During the course of his employment by the Company and for a period of two (2) years after termination of his employment by the Company, Executive agrees that he shall not engage in or render services to any entity engaged in, the predictive dialing computer software business or any other business in which the Company is engaged during the course of his employment (the "Business") within the United States of America ("Territory"), and two (2) years thereafter.

12.  NONSOLICITATION.

     (a) Customers. During his employment by the Company, Executive shall not, directly or indirectly without the Company's prior written consent, contact any customer of the Company, with whom Executive, in the ordinary course of his employment by the Company, had a material contact ("Customer") for business purposes unrelated to furthering the business of the Company. For a period of two (2) years following his employment by the Company, Executive shall not, directly or indirectly, (i) contact, solicit, divert or take away, any Customer for purposes of, or with respect to, selling a product or service which competes with the Business of the Company, or (ii) take any affirmative action in regard to establishing or continuing a relationship with a Customer for purposes of making, or which directly or indirectly results in, a sale of a product or service which competes with the Business of the Company.

     (b) Employees. During the employment of the Executive and for a period of two (2) years following any termination of employment of Executive, Executive shall not, directly or indirectly, recruit or hire, or attempt to recruit or hire, any other employees of the Company who were employed by the Company during the employment of the Executive and who are actively employed during the employment of the Executive or such two (2) year period.


13. REMEDY FOR BREACH. Executive agrees that remedies at law of the Company for any actual or threatened breach by Executive of any of the covenants contained in Section 7 through 12 of this Agreement would be inadequate and that the Company shall be entitled to specific performance by Executive of the covenants in such paragraphs or injunctive relief against activities in violation of such paragraphs, or both, by temporary or permanent injunction or other appropriate judicial remedy, writ or order, in addition to any damages and legal expenses (including attorney's fees) which the Company may be legally entitled to recover. Executive acknowledges and agrees that the covenants contained in Sections 7 through 12 of this Agreement shall be construed as agreements independent of any other provision of this or any other contract between the parties hereto, and that the existence of any claim or cause of action by Executive against the Company, whether predicated upon this or any other contract, shall not constitute a defense to the enforcement by the Company of said covenants.

14. SURVIVAL. The provisions of Sections 7 through 13 shall survive termination of this Agreement.

15. INVALIDITY OF ANY PROVISION. It is the intention of the parties hereto that Sections 7 through 12 of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies of each state and jurisdiction in which such enforcement is sought, but that the unenforceability (or the modification to conform with such laws or public policies) of any provision hereof shall not render unenforceable or impair the remainder of this Agreement which shall be deemed amended to delete or modify, as necessary, the invalid or unenforceable provisions. The parties further agree to alter the balance of this Agreement in order to render the same valid and enforceable.

16. APPLICABLE LAW. This Agreement is being executed in the State of Georgia and shall be construed and enforced in accordance with the internal laws of the State of Georgia, without giving effect to the conflicts laws of such state.

17. WAIVER OF BREACH. The waiver by the Company of a breach of any provision of this Agreement by Executive shall not operate or be construed as a waiver of any subsequent breach by Executive.

18.  SUCCESSORS AND ASSIGNS.

     (a) This Agreement shall be binding upon and shall inure to the benefit of the Company, its Successors and Assigns, and the Company shall require any Successors and Assigns to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.

     (b) Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal personal representative.

19. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties. This Agreement may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, changes, modification, extension, or discharge is sought.

20. DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings:

     (a) "Act" shall mean the Securities Act of 1933, as amended.

     (b) "Accrued Compensation" shall mean an amount, including all amounts earned or accrued through the Termination Date but not paid as of the Termination Date including, (i) base salary of the Executive, (ii) reimbursement for reasonable and necessary expenses incurred by the Executive on behalf of the Company as of the Termination Date, and (iii) incentive compensation owed to the Executive.

     (c) "Base Amount" shall mean the greater of the Executive's annual Base Salary (i) at the rate in effect on the Termination Date or (ii) the highest rate in effect at any time during the 90 day period prior to a Change in Control, and shall include all amount of base salary that are deferred under qualified and non-qualified employee benefit plans of the Company.

      (d) The termination of the Executive's employment shall be for "Cause" if it is a result of:

           (i) any act that the Board of Directors reasonably determines (A) constitutes, on the part of the Executive, fraud, dishonesty, gross malfeasance of duty, or conduct grossly inappropriate to the Executive's office, and (B) is demonstrably likely to lead to material injury to the Company or resulted or was intended to result in a material benefit to the Executive at the Company's expense; or

           (ii) the conviction (from which no appeal may be or is timely taken) of the Executive of a felony;

      provided, however, that in the case of clause (i) above, such conduct shall not constitute Cause (x) unless (A) there shall have been delivered to the Executive a written notice setting forth with specificity the reasons that the Board believes the Executive's conduct constitutes the criteria set forth in clause (i), (B) the Executive shall have been provided the opportunity to be heard in person by the Board (with the assistance of the Executive's counsel if the Executive so desires), and
      (C) after such hearing, the termination for Cause is approved by a resolution adopted in good faith by two-thirds of the members of the Board (other than the Executive).

      (e) A "Change in Control" shall mean the occurrence during the Term of any of the following events:

           (i) An acquisition (other than directly from the Company) of any voting securities of the Company (the "Voting Securities") by any "Person" (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 (the "1934 Act")) immediately after which such Person has "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of a majority or more of the combined voting power of the Company's then outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred, Voting Securities which are acquired in a "Non-Control Acquisition" (as hereinafter defined) or the acquisition of voting securities by a Person who, immediately prior to such acquisition, had Beneficial Ownership of 20% or more of the combined voting power of the Company's then outstanding voting securities shall not constitute an acquisition which would cause a Change in Control. A "Non-Control Acquisition" shall mean an acquisition by (1) an employee benefit plan (or a trust forming a part thereof) maintained by (x) the Company or (y) any corporation or other Person of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by the Company (a "Subsidiary"), (2) the Company or any Subsidiary, or (3) any Person in connection with a "Non-Control Transaction" (as hereinafter defined).

           (ii) The individuals who, as of the date of this Agreement, are members of the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that if the election, or nomination for election by the Company's stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; provided, further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-11 promulgated under the 1934 Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a "Proxy Contest") including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

           (iii) Approval by a majority of the stockholders of the Company of:

                  (A) A merger, consolidation or reorganization involving the Company, unless

                      (1) the stockholders of the Company, immediately before
                 such merger, consolidation or reorganization, own, directly or indirectly, immediately following such merger, consolidation or reorganization, at least a majority of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation or reorganization (the "Surviving Corporation") in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization, and

                      (2) the individuals who were members of the Incumbent
                 Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least majority of the members of the board of directors of the Surviving Corporation.

                          (A transaction described in clauses (1) and (2) shall herein be referred to as a "Non-Control Transaction.")

                  (B) A complete liquidation or dissolution of the Company; or

                  (C) An agreement for the sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary).

           (iv) Notwithstanding anything contained in this Agreement to the contrary, if the Executive's employment is terminated at any time prior to a Change in Control and the Executive reasonably demonstrates that such termination (A) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control (a "Third Party") or (B) otherwise occurred in connection with, or in anticipation of, a Change in Control, then for all purposes of this Agreement, the date of a Change in Control with respect to the Executive shall mean the date immediately prior to the date of such termination of the Executive's employment.

      (f) "Disability" shall mean a physical or mental infirmity which materially impairs the Executive's ability to substantially perform any of the essential functions of his job with the Company for a period of 180 consecutive days, as determined by an independent physician selected with the approval of both the Company and the Executive.

      (g) "Effective Date" shall mean the day that the Company closes its Initial Public Offering.

      (h) "Good Reason" shall mean the occurrence of any of the following events or conditions:

           (i) a change in the Executive's status, title, position or responsibilities which, in the Executive's reasonable judgment, represents an adverse change from his status, title, position or responsibilities created by this Agreement, which is reasonably presented to the Board of Directors and which is accepted by the Board of Directors after due investigation and deliberation;

           (ii) a reduction in the Executive's Base Salary or any failure to pay the Executive any other compensation or benefits to which he is entitled under this Agreement within five days of the date due;

           (iii) the Company's requiring the Executive to be based at any place outside a 30-mile radius from the Executive offices occupied by the Executive immediately prior to a Change in Control, except for reasonably required travel on the Company's business which is not materially greater than such travel requirements prior to such Change in Control;

           (iv) the failure by the Company to (A) continue in effect (without reduction in benefit level and/or reward opportunities) any material compensation or Executive benefit plan in which the Employee was participating at any time within ninety days preceding the date of a Change in Control or at any time thereafter, unless such plan is replaced with a plan that provides substantially equivalent compensation or benefits to the Executive or (B) provide the Executive with compensation and benefits, in the aggregate, at least equal (in terms of benefit levels and/or reward opportunities) to those provided for under each other Executive benefit plan, program and practice in which the Executive was participating at any time within ninety days preceding the date of a Change in Control or at any time thereafter;

           (v) the insolvency or the filing (by any party, including the Company) of a petition for bankruptcy of the Company, which petition is not dismissed within sixty days;

           (vi) any material breach by the Company of any provision of this Agreement;

           (vii) any purported termination of the Executive's employment for Cause by the Company which does not comply with the terms of this Agreement; or

           (viii) the failure of the Company to obtain an agreement, satisfactory to the Executive, from any Successors and Assigns to assume and agree to perform this Agreement, as contemplated in Section 6 hereof.

      Any event or condition described in clause (i) through (viii) above which occurs prior to a Change in Control but which the Executive reasonably demonstrates (A) was at the request of a Third Party, or (B) otherwise arose in connection with, or in anticipation of, a Change in Control (whether or not it actually occurs), shall constitute Good Reason for purposes of this Agreement, notwithstanding that it occurred prior to the intended Change in Control. The Executive's right to terminate his employment for Good Reason shall not be affected by his incapacity due to physical or mental illness.

      (i) "Initial Public Offering" shall mean the closing of the first public offering of the Company's common stock registered under the Act in which the aggregate proceeds to the Company, net of all underwriting discounts and commissions and other expenses of issuance and distribution as stated in the prospectus relating to such offering, are at least twenty-five million dollars ($25,000,000).

      (j) "Notice of Termination" shall mean a written notice of termination from the Company or the Executive which specifies an effective date of termination, indicates the specific termination provision in this Agreement relied upon, and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

      (k) "Successors and Assigns" shall mean, for a corporation, a corporation or other entity acquiring all or substantially all the assets and business of the Company (including this Agreement),and for any individual as the Executive, the estate, successors or heirs, and/or the legal representative of the Executive, whether by operation of law or otherwise.

     (l) "Termination Date" shall mean, in the case of the Executive's death, his date of death, and in all other cases, the date specified in the Notice of Termination.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.




EXECUTIVE:                                COMPANY:

/s/ J. Neil Smith                         MELITA INTERNATIONAL CORPORATION
--------------------------------
J. Neil Smith                             By: /s/ Alek Szlam
                                             -----------------------------
                                             Alek Szlam, Chairman and Chief
                                                    Executive Officer